Exhibit (a)(1)(i)

Offer to Purchase for Cash

by

EASTMAN KODAK COMPANY

of

Any and All of its Outstanding
3.375% Convertible Senior Notes due 2033
at a Purchase Price of $1,000 per $1,000 Principal Amount
Plus Accrued and Unpaid Interest Thereon
CUSIP Nos. 277461BE8 and 2774618XO

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, OCTOBER 19, 2009, UNLESS THE OFFER IS EXTENDED.

Eastman Kodak Company, a New Jersey corporation (the “Company,” “we” or “us”), is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”), any and all of our outstanding 3.375% Convertible Senior Notes due 2033 (the “Notes”) for an amount in cash equal to 100% of the principal amount of the Notes validly tendered and accepted for purchase, plus accrued and unpaid interest thereon up to, but not including, the date of purchase (the “Purchase Price”).

As of September 17, 2009, Notes in an aggregate principal amount of $575,000,000 were outstanding.

Only Notes validly tendered and not validly withdrawn will be subject to purchase pursuant to the Offer. Notes not purchased in the Offer will be returned to the tendering Note holders (the “Holders”) at the Company’s expense promptly after the expiration of the Offer.

THE OFFER IS NOT CONDITIONED ON THE TENDER OF ANY MINIMUM PRINCIPAL AMOUNT OF NOTES. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 10, “CONDITIONS OF THE OFFER.”

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, MORGAN STANLEY, THE DEALER MANAGER FOR THIS OFFER (THE “DEALER MANAGER”), GEORGESON, THE INFORMATION AGENT FOR THIS OFFER (THE “INFORMATION AGENT”), OR THE BANK OF NEW YORK MELLON, THE DEPOSITARY FOR THIS OFFER (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR NOTES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR NOTES AND, IF SO, THE AGGREGATE PRINCIPAL AMOUNT OF NOTES TO TENDER. IN DOING SO, YOU SHOULD CONSULT WITH YOUR OWN INVESTMENT AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE SECTION 1, “PURPOSE OF THE OFFER; CERTAIN INFORMATION ABOUT THE COMPANY.”

The Dealer Manager for the Offer is:

September 18, 2009

IMPORTANT

Any Holder desiring to tender Notes in the Offer must (i) in the case of a beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that such nominee tender your Notes; (ii) in the case of a Holder whose Notes are held in book-entry form, follow the procedures set forth in Section 6, “Procedures for Tendering Notes;” or (iii) in the case of a Holder who holds physical certificates evidencing such Notes, complete and sign the accompanying Letter of Transmittal (or a facsimile thereof) in accordance with the instructions set forth therein, have the signature thereon guaranteed (if required by Instruction 1 of the Letter of Transmittal), and deliver the properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with the certificates evidencing the Notes and any other required documents, to the Depositary. Only registered Holders of Notes are entitled to tender such Notes. A beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such beneficial owner desires to tender Notes so registered. See Section 6, “Procedures for Tendering Notes.”

All tenders of Notes must be made before the Offer expires at 5:00 p.m., New York City time, on Monday, October 19, 2009 (unless the Offer is extended).

The Depositary and The Depository Trust Company (“DTC”) have confirmed that the Offer is eligible for DTC’s Automated Tender Offer Program (“ATOP”). Accordingly, DTC participants may electronically transmit their acceptance of the Offer by causing DTC to transfer their Notes to the Depositary in accordance with DTC’s ATOP procedures for such a transfer. DTC will then send an Agent’s Message (as defined herein) to the Depositary. Holders desiring to tender their Notes on or prior to the Expiration Date (as defined herein) should note that such Holders must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on such date. See Section 6, “Procedures for Tendering Notes.”

Tendering Holders who hold Notes registered in their own names and who tender their Notes directly to the Depositary will not be obligated to pay brokerage fees or commissions, the fees and expenses of the Dealer Manager, the Information Agent or the Depositary or, subject to Instruction 7 of the Letter of Transmittal, transfer taxes on the purchases of Notes in the Offer. If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult such nominee to determine whether any transaction costs are applicable. The Company will pay all fees and expenses of the Dealer Manager, the Depositary and the Information Agent in connection with the Offer.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR NOTES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY.

We are not making the Offer to, and will not accept any tendered Notes from, Holders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary to allow us to make the Offer to Holders in any such jurisdiction. The delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained herein, or incorporated herein by reference, is correct as of any time subsequent to the date hereof or, in the case of information incorporated herein by reference, subsequent to the date thereof, or that there has been no change in the information set forth herein, or incorporated herein by reference, or in the affairs of the Company or any subsidiaries of the Company since the date hereof.

This Offer to Purchase and the accompanying Letter of Transmittal contain important information which should be read carefully and in its entirety before any decision is made with respect to the Offer.

You may contact the Information Agent, the Dealer Manager or your broker, bank or other nominee for assistance in connection with this Offer or to request additional copies of the Offer documents. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase.

AVAILABLE INFORMATION

The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the “SEC”). Such reports and other information filed with the SEC by the Company may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at 100 F Street, Room 1580, Washington, D.C. 20549. Such material may also be accessed electronically at the SEC’s internet website located at http://www.sec.gov. Statements made in this Offer to Purchase concerning the provisions of any contract, agreement, indenture, security document or other document referred to herein are not necessarily complete. With respect to each such statement concerning a contract, agreement, indenture, security document or other document filed with the SEC, reference is made to such filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Company with the SEC are incorporated herein by reference and shall be deemed to be a part hereof:

•	The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on February 27, 2009;

•	The Company’s quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2009 and June 30, 2009, filed with the SEC on April 30, 2009 and July 30, 2009, respectively; and

•	The Company’s current reports on Form 8-K, filed with the SEC on January 29, 2009, February 4, 2009, March 2, 2009, March 24, 2009, April 3, 2009, April 30, 2009 (Item 5.02), June 1, 2009, June 18, 2009, June 22, 2009, June 29, 2009, September 16, 2009, September 17, 2009 and September 18, 2009.

Unless specifically stated to the contrary, none of the information that the Company discloses under Item 2.02 or 7.01 or, if related to Items 2.02 or 7.01, Item 9.01 of any Current Report on Form 8-K that the Company may, from time to time, furnish to the SEC will be incorporated by reference into, or otherwise included in, this Offer to Purchase. Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Offer to Purchase, shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Offer to Purchase, except as so modified or superseded.

You may obtain any document incorporated herein by reference by contacting the SEC as described above under “Available Information” or by contacting the Company at 343 State Street, Rochester, New York, 14650, telephone: (585) 724-4000. The Company will provide without charge to each person to whom this Statement is delivered, upon the request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents).

FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated herein by reference contain “forward-looking statements” that are based on current expectations, estimates, beliefs, assumptions and projections about our business. Words such as “expects,” “anticipates,” “intends,” “targets,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should” and variations of such words, and similar expressions, are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors. Such factors include, but are not limited to, changes in the market and price for the Company’s securities, changes in the Company’s business and financial condition, changes in the debt markets in general, increased competition, adverse economic conditions in the U.S. and internationally, including adverse economic conditions in the specific markets for our products, adverse business conditions, failure to design, develop and manufacture new products, lack of success in technological advancements, lack of acceptance of new products, unexpected changes in the demand for our products and services, the inability to successfully manage inventory pricing pressures, failure to reduce costs or improve operating efficiencies, changes to and compliance with international laws and regulations, currency fluctuations, and our ability to attract, hire and retain key and qualified employees. Please refer to the section entitled “Risk Factors” in Exhibit 99.2 to our Current Report on Form 8-K filed with the SEC on September 16, 2009 for further information on these and other risk factors affecting the Company.

These forward-looking statements speak only as of the date on which they are made, and, except as required by law, we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this Offer to Purchase. If we do update or modify one or more forward-looking statements, you should not conclude that we will make additional updates or modifications with respect thereto or with respect to other forward-looking statements, except as required by law.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Offer to Purchase and the Letter of Transmittal. We urge you to read the entire Offer to Purchase and the Letter of Transmittal because they contain the full details of the Offer.

Who is offering to purchase my Notes?

Eastman Kodak Company, the issuer of the 3.375% Convertible Senior Notes due 2033, is offering to purchase the Notes.

What is the purpose of the Offer?

We are making this Offer in order to improve liquidity by extending the maturity of our outstanding debt.

What principal amount of the total issue of Notes is being purchased?

We are offering to purchase for cash any and all of the outstanding Notes or such lesser amount of Notes as are validly tendered and not properly withdrawn. As of September 17, 2009, Notes in aggregate principal amount of $575,000,000 were outstanding. See Section 3, “Terms of the Offer.”

What will be the purchase price for my Notes?

We will purchase all Notes validly tendered and not properly withdrawn, subject to the terms and conditions of this Offer, for an amount in cash equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon up to, but not including, the date of purchase. See Section 3, “Terms of the Offer.”

When does this Offer expire?

The Offer expires at 5:00 p.m., New York City time, on Monday, October 19, 2009, unless the Offer is extended. We refer to this date in this Offer to Purchase as the “Expiration Date,” unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. If a broker, dealer, commercial bank, trust company or other nominee holds your Notes, such nominee may have an earlier deadline for accepting the Offer. You should contact the broker, dealer, commercial bank, trust company or other nominee that holds your Notes to determine its deadline.

Can the Offer be extended, amended or terminated, and if so, under what circumstances?

Yes, we can extend or amend the Offer in our sole discretion. If we extend the Offer, we will delay the acceptance of any Notes that have been tendered. See Section 4, “Amendment; Extension; Waiver; Termination.” We can terminate the Offer under certain circumstances. See Section 10, “Conditions of the Offer.”

How will I be notified if you extend the Offer?

If we extend the Offer, we will issue a press release no later than 9:00 a.m., New York City time, on the first business day following the previously scheduled expiration date of the Offer. See Section 4, “Amendment; Extension; Waiver; Termination.”

When will I get paid?

Payments will be made promptly following the Expiration Date of the Offer. See Section 8, “Acceptance of Notes for Payment; Accrual of Interest.”

How will you pay for my Notes?

We expect to obtain the funds necessary to complete the Offer from the receipt by the Company of proceeds from debt financing transactions announced by the Company on September 16, 2009, and having expected aggregate gross proceeds of $700 million.

Are there any conditions to the Offer?

The Offer is not conditioned on any minimum principal amount of Notes being tendered in the Offer. Our obligation to accept for payment, and to pay for, Notes validly tendered and not properly withdrawn pursuant to the Offer is, however, conditioned upon the satisfaction or waiver (to the extent permitted by law), on or prior to the Expiration Date, of the conditions set forth in Section 10, “Conditions of the Offer,” including the successful completion of the financing transactions from which the Company expects to obtain the funds necessary to complete the Offer.

How do I tender my Notes?

The manner in which you may validly tender your Notes will depend on the manner in which you hold such Notes:

•	if your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that such nominee effect the tender of those Notes that you wish to tender in the Offer;

•	in the case of a Holder whose Notes are held in book-entry form, follow the procedures set forth in Section 6, “Procedures for Tendering Notes;” or

•	if you hold physical certificates evidencing Notes, you must complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions set forth therein, have the signature thereon guaranteed (if required by Instruction 1 of the Letter of Transmittal), and deliver the properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with the certificates evidencing the Notes being tendered and any other required documents, to the Depositary.

Only registered Holders of Notes are entitled to tender such Notes. A beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such beneficial owner desires to tender Notes in the Offer. See Section 6, “Procedures for Tendering Notes” and Section 8, “Acceptance of Notes for Payment; Accrual of Interest.”

If I change my mind, can I withdraw my tender of Notes?

Yes, tenders of Notes may be withdrawn at any time on or prior to the Expiration Date. In general, you need only notify the Depositary for the Offer prior to the Expiration Date, in writing (unless such Notes were tendered by book-entry transfer), of your intention to withdraw Notes previously tendered. You may also withdraw your Notes at any time after Monday, November 16, 2009, if we have not yet accepted for payment the Notes that you have tendered in the Offer.

Some Holders may have to comply with special requirements for withdrawal of Notes tendered, so please read the procedures set forth in Section 7, “Withdrawal of Tenders” in this Offer to Purchase. No consideration shall be payable in respect of Notes so withdrawn.

What if I do not want to tender my Notes?

Notes not tendered and purchased pursuant to the Offer will remain outstanding. As a result of the consummation of the Offer, the aggregate principal amount of Notes that remain outstanding may be noticeably reduced. This may adversely affect the liquidity of and, consequently, the market price for the Notes that remain outstanding after consummation of the Offer. The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the Indenture (as defined herein)

governing the Notes, will remain unchanged. No amendment to the Indenture is being sought. See Section 5, “Certain Significant Considerations.”

Has the Board of Directors approved the Offer?

Yes, our Board of Directors has approved the Offer. However, neither we, our Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Notes.

Are there U.S. federal income tax implications if I tender my Notes?

The receipt of cash for Notes pursuant to the Offer will generally be a taxable transaction for U.S. federal income tax purposes and you may recognize a taxable gain or loss depending on your specific situation. You are urged to consult with your own tax advisors as to the specific tax consequences to you of the Offer. See Section 11, “Certain U.S. Federal Income Tax Considerations.”

Who is the Dealer Manager?

Morgan Stanley is serving as Dealer Manager in connection with the Offer. The address and telephone numbers for the Dealer Manager are set forth on the back cover of this Offer to Purchase. See Section 14, “The Dealer Manager, Depositary and Information Agent.”

Who is the Depositary?

The Bank of New York Mellon is serving as Depositary in connection with the Offer. The addresses and telephone numbers for the Depositary are set forth on the back cover of this Offer to Purchase. See Section 14, “The Dealer Manager, Depositary and Information Agent.”

Who is the Information Agent?

Georgeson is serving as Information Agent in connection with the Offer. The address and telephone numbers for the Information Agent are set forth on the back cover of this Offer to Purchase. See Section 14, “The Dealer Manager, Depositary and Information Agent.”

Who can I call if I have any Questions Regarding the Offer?

You may contact the Dealer Manager or the Information Agent at the numbers listed on the back cover of this Offer to Purchase with any questions you may have regarding the Offer.

THE OFFER

1.	Purpose of the Offer; Certain Information About the Company.

Purpose of the Offer.  The Company is making the Offer in order to improve liquidity by extending the maturity of its outstanding debt. The Company intends to obtain the funds necessary to complete the Offer from the receipt by the Company of proceeds from debt financing transactions announced by the Company on September 16, 2009, and having expected aggregate gross proceeds of $700 million. The Company believes that restructuring its financing in this manner is appropriate for its business to operate within the Company’s current and projected industry environment, and that the Offer is in the best interests of the Company’s stockholders. The Company also believes that purchasing the Notes in the Offer is an effective use of the proceeds of the financing transactions. The Company has no commitments or plans to consummate any extraordinary transaction (such as a merger, reorganization or liquidation) at this time, nor does it have any commitments or plans to consummate any purchase, sale or transfer of a material amount of its assets at this time. Any Notes that the Company accepts for payment will be canceled. See Section 3, “Terms of the Offer.”

Certain Information About the Company.  The Company is the world’s foremost imaging innovator, providing imaging technology products and services to the photographic and graphic communications markets. The Company was incorporated in 1901. The principal executive offices of the Company are currently located at 343 State Street, Rochester, New York, 14650. The Company’s telephone number is (585) 724-4000.

Additional information about the Company’s business can be found in its periodic filings with the SEC, including its annual report on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Forms 8-K. See “Available Information” and “Incorporation of Documents by Reference.”

2.	Description of the Notes.

The following description of the Notes and any other descriptions of the Notes contained in this Offer to Purchase are qualified in their entirety by reference to the Fifth Supplemental Indenture, dated as of October 10, 2003, to the Indenture dated as of January 1, 1988, among Eastman Kodak Company and The Bank of New York, as Trustee (the “Indenture”), filed as Exhibit (4)J. to the Company’s Current Report on Form 8-K, filed with the SEC on October 10, 2003.

The Notes were issued pursuant to the Indenture. The terms of the Notes are as stated in the Indenture and as deemed a part of the Indenture by the Trust Indenture Act of 1939 (the “Trust Indenture Act”). The Notes are subject to all such terms and the Holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. Copies of the Indenture are available from the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

The Notes were issued on October 10, 2003 in an original principal amount of $575,000,000. As of September 17, 2009, $575,000,000 aggregate principal amount of the Notes remained outstanding. The Notes mature in 2033 and bear interest at a rate of 3.375% per annum, payable on April 15 and October 15 of each year.

The Notes are convertible, under certain circumstances described below, into our common stock, par value $2.50 per share (“Common Stock”), at a conversion rate of 32.2373 shares of Common Stock per $1,000 principal amount of Notes for a total of 18,536,448 shares. This is equivalent to a conversion price of approximately $31.02 per share. The Notes are convertible (a) if our Common Stock trades at or above 120% of the conversion price per share for at least 20 out of 30 consecutive trading days ending on the last trading day of the previous quarter, (b) during any five consecutive trading day period following any 10 consecutive trading day period in which the trading price of the Notes for each day of such period is less than 105% of the conversion value, and the conversion value for each day of such period was less than 95% of the principal amount of the Notes, (c) if a call for redemption occurs (but only those Notes so called become convertible), (d) in the event of certain other specified corporate transactions and (e) during any period in which the credit rating assigned to the Notes by either Moody’s or S&P is lower than Ba2 or BB, respectively, or the Notes are no longer rated by at least one of these rating services or their successors. In accordance with the foregoing conditions, the Notes are currently convertible.

We may redeem some or all of the Notes for cash on or after October 15, 2010 at a price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest.

The Holders of the Notes have the right to require us to purchase for cash all or a portion of their Notes on October 15, 2010, October 15, 2013, October 15, 2018, October 15, 2023 and October 15, 2028 at a price equal to 100% of the principal amount plus accrued but unpaid interest.

The Holders of the Notes have the right to require us to purchase for cash all or a portion of their Notes upon the occurrence of a Fundamental Change (as defined in the Indenture) at a price equal to 100% of the principal amount plus accrued and unpaid interest.

The Notes are unsecured and rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness. The Notes are effectively subordinated to our existing and future indebtedness and other liabilities and that of our subsidiaries.

The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the Indenture governing the Notes, will remain unchanged by the Offer. No amendment to the Indenture is being sought in connection with the Offer.

3.	Terms of the Offer.

Offer and Purchase Price.  Upon the terms and subject to the conditions of the Offer (including, if the Offer is amended or extended, the terms and conditions of any amendment or extension), we are offering to purchase for cash any and all of our outstanding Notes for an amount in cash equal to 100% of the principal amount of the Notes validly tendered and accepted for purchase, plus accrued and unpaid interest thereon up to, but not including, the date of purchase.

The CUSIP numbers for the Notes are: 277461BE8 and 2774618XO.

The maximum aggregate principal amount of Notes that may be purchased in the Offer is $575,000,000, which amount is 100% of the aggregate outstanding principal amount of the Notes. Only Notes validly tendered and not validly withdrawn will be subject to purchase pursuant to the Offer. Notes not purchased in the Offer will be returned to the Holders at the Company’s expense promptly after the expiration of the Offer.

Exchange Act Rule 14e-1(c) requires that the Company pay the consideration offered or return the Notes deposited pursuant to the Offer promptly after the termination or withdrawal of the Offer.

Conditions.  The Offer is not conditioned on any minimum principal amount of Notes being tendered in the Offer. The Company’s obligation to accept for payment, and to pay for, Notes validly tendered and not properly withdrawn pursuant to the Offer is, however, conditioned upon the satisfaction, on or prior to the Expiration Date, of the conditions set forth in Section 10, “Conditions of the Offer,” including the successful completion of the financing transactions from which the Company expects to obtain the funds necessary to complete the Offer. If by the Expiration Date any or all of such conditions have not been satisfied, the Company reserves the right (but will not be obligated) to (a) extend or otherwise amend the Offer in any respect by giving oral (confirmed in writing) or written notice of such amendment to the Depositary and making public disclosure of such extension or amendment to the extent required by law, or (b) waive any or all of the conditions and, subject to compliance with applicable rules and regulations of the SEC, purchase Notes that are validly tendered pursuant to that Offer.

Expiration of the Offer.  The Offer will expire at 5:00 p.m., New York City time, on Monday, October 19, 2009, unless extended by the Company.

4.	Amendment; Extension; Waiver; Termination.

Subject to applicable securities laws and the terms and conditions set forth in this Offer to Purchase, we expressly reserve the right (but will not be obligated), at any time or from time to time, on or prior to the

Expiration Date, regardless of whether or not any of the events set forth in Section 10, “Conditions of the Offer” shall have occurred or shall have been determined by us to have occurred, to (a) waive any and all conditions of the Offer; (b) extend the Offer; or (c) otherwise amend the Offer in any respect. The rights reserved by us in this paragraph are in addition to our rights to terminate the Offer described under Section 10, “Conditions of the Offer.” Irrespective of any amendment to the Offer, all Notes previously tendered pursuant to the Offer and not accepted for purchase or withdrawn will remain subject to the Offer and may be accepted thereafter for payment by us.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition to the Offer, we will disseminate additional information and extend the Offer to the extent required by Exchange Act Rules 13e-4(d)(2) and 13e-4(e)(3). In addition, we may, if we deem appropriate, extend the Offer for any other reason. If the consideration to be paid in the Offer is increased or decreased or the principal amount of Notes subject to the Offer is increased or decreased, the Offer will remain open at least 10 business days from the date we first give notice of such increase or decrease to Holders of Notes subject to the Offer, by press release or otherwise.

Any extension, amendment or termination of the Offer by the Company will be followed promptly by a public announcement thereof. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to advertise or otherwise communicate any such announcement other than by making a release to the Dow Jones News Service or such other means of public announcement as we deem appropriate.

If for any reason the acceptance for payment of (whether before or after any other Notes have been accepted for payment pursuant to the Offer), or the payment for, Notes subject to the Offer is delayed or if we are unable to accept for payment or pay for Notes pursuant to the Offer, then, without prejudice to our rights under the Offer, tendered Notes may be retained by the Depositary on our behalf and may not be withdrawn (subject to Exchange Act Rule 14e-1(c), which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer). In addition to being limited by Exchange Act Rule 14e-1(c), our reservation of the right to delay payment for Notes which we have accepted for payment pursuant to the Offer is limited by Exchange Act Rule 13e-4(f)(5), which requires that an offeror pay the consideration offered or return the securities tendered pursuant to a tender offer promptly after termination or withdrawal of that tender offer.

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”) which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as set forth under “Incorporation of Documents by Reference” in this Offer to Purchase.

5.	Certain Significant Considerations.

The following considerations, in addition to other information described elsewhere herein or incorporated by reference herein, should be carefully considered by each Holder of Notes before deciding whether to tender Notes pursuant to the Offer.

Position of the Company Concerning the Offer.  Our Board of Directors has approved the Offer. However, neither we nor any member of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Notes. Neither we nor any member of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary has authorized any person to make any recommendation with respect to the Offer. You must make your own decision as to whether to tender your Notes and, if so, the aggregate principal amount of Notes to tender. In doing so, you should consult with your own investment and tax advisors, and read carefully and evaluate the information in this Offer to Purchase and in the related Letter of Transmittal (and any information incorporated by reference), including our reasons for making the Offer.

Existing Indebtedness.  As of June 30, 2009, the outstanding amount of indebtedness (excluding trade payables, accrued liabilities, employment-related liabilities, interest and taxes) of the Company and its subsidiaries was $1,311,000,000.

Limited Trading Market; Effects of the Offer on the Market for Notes.  The Notes are not listed on any national or regional securities exchange or quoted on any automated quotation system. To our knowledge, the Notes are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Notes may not be available. To the extent that Notes are tendered and accepted for purchase pursuant to the Offer, the trading market for Notes that remain outstanding is likely to be even more limited. A debt security with a smaller outstanding principal amount available for trading, or “float,” may command a lower price than a comparable debt security with a larger float. Therefore, the market price for Notes that are not tendered and accepted for purchase pursuant to the Offer may be affected adversely to the extent that the principal amount of Notes purchased pursuant to the Offer reduces the float. A reduced float may also increase the volatility of the trading prices of Notes that are not purchased in the Offer. To the extent that a market continues to exist for such Notes, the Notes may trade at a discount compared to present trading prices depending on prevailing interest rates, the market for debt instruments with similar credit features, the performance of the Company and other factors. The extent of the market for the Notes and the availability of market quotations will depend upon the number of Holders of the Notes remaining at such time, the interest in maintaining a market in the Notes on the part of securities firms and other factors. There is no assurance that an active market in the Notes will exist and no assurance as to the prices at which the Notes may trade after the consummation of the Offer.

Conditions to the Consummation of the Offer and Related Risks.  Each of the conditions of the Offer is described in more detail in Section 10, “Conditions of the Offer.” There can be no assurance that such conditions will be met, or that in the event the Offer is not consummated, the market value and liquidity of the Notes will not be materially adversely affected.

Treatment of Notes Not Tendered in the Offer.  Notes not tendered and purchased in the Offer will remain outstanding. The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the Indenture governing the Notes, will remain unchanged. No amendment to the Indenture is being sought in connection with the Offer.

Although the Company currently does not intend to purchase or otherwise provide any similar opportunity for the Holders of Notes to gain liquidity with respect to Notes not tendered in the Offer, the Company expressly reserves the right to do so, either through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise. The Company may redeem some or all of the Notes for cash on or after October 15, 2010 at a price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest. Furthermore, the Holders of the Notes have the right to require us to purchase for cash all or a portion of their Notes (a) on October 15, 2010, October 15, 2013, October 15, 2018, October 15, 2023 and October 15, 2028, or (b) upon the occurrence of a Fundamental Change (as defined in the Indenture), at a price equal to 100% of the principal amount plus accrued and unpaid interest. However, there can be no assurance that the Holders of Notes will have any further opportunity to gain liquidity with respect to the Notes, except as otherwise expressly required under the Indenture. Moreover, Exchange Act Rule 13e-4(f)(6) generally prohibits us and our affiliates from purchasing any Notes, other than in the Offer, until at least 10 business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.

6.	Procedures for Tendering Notes.

Proper Tender of Notes.  For Notes to be validly tendered pursuant to the Offer, the certificates evidencing such Notes (or confirmation of receipt of such Notes pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), including any required signature guarantees, or an “Agent’s Message” (as defined below), and any other documents required by the Letter of Transmittal, must be received before 5:00 p.m., New York City time, on Monday, October 19, 2009, by the Depositary at its address set forth on the back cover of this Offer to Purchase. The tender of Notes pursuant to the Offer (and subsequent acceptance of such tender by the

Company) pursuant to one of the procedures set forth below will constitute a binding agreement between the tendering Holder and the Company with respect to the Offer in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

Tender of Notes Held Through DTC.  The Depositary and DTC have confirmed that the Offer is eligible for ATOP. Accordingly, DTC participants may electronically transmit their acceptance of the Offer by causing DTC to transfer Notes to the Depositary in accordance with DTC’s ATOP procedures for such a transfer. DTC will then send an Agent’s Message to the Depositary. Holders tendering through DTC’s ATOP procedures are not required to complete and send a copy of the Letter of Transmittal to the Depositary in order to validly tender their Notes.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming part of the Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the DTC participant tendering Notes which are the subject of such Book-Entry Confirmation that such DTC participant has received and agrees to be bound by the terms of the Offer as set forth in this Offer to Purchase and the Letter of Transmittal and that the Company may enforce such agreement against such participant. Holders desiring to tender their Notes on the Expiration Date should note that they must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on the Expiration Date. Tenders not received by the Depositary on or prior to the Expiration Date will be disregarded and deemed not validly tendered.

Tender of Notes Held in Physical Form.  To validly tender Notes held in physical form pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), including any required signature guarantees, along with the certificates representing such Notes and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to 5:00 p.m., New York City time, on Monday, October 19, 2009.

Tender of Notes Held Through a Custodian.  Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Notes pursuant to the Offer should contact such registered Holder promptly and instruct such Holder to tender Notes and deliver the Letter of Transmittal on such beneficial owner’s behalf. Instructions to the Letter of Transmittal are enclosed in the materials provided along with this Offer to Purchase which may be used by a beneficial owner in this process to instruct the registered Holder to tender Notes.

If a beneficial owner wishes to tender Notes himself, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such Notes, either make appropriate arrangements to register ownership of the Notes in such beneficial owner’s name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

Unless the Notes being tendered are deposited with the Depositary on or prior to the Expiration Date (accompanied by a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or a properly transmitted Agent’s Message), the Company may, at its option, reject such tender. Payment for the Notes will be made only against deposit of the tendered Notes and delivery of any other required documents.

Partial Tenders.  Tenders of Notes pursuant to the Offer will be accepted only in principal amounts equal to $1,000 or integral multiples thereof. If less than the entire principal amount of any Notes evidenced by a submitted certificate is tendered, the tendering Holder must specify the principal amount tendered in the Letter of Transmittal. The entire principal amount represented by the certificates for all Notes delivered to the Depositary will be deemed to have been tendered unless otherwise indicated. If the entire principal amount of all Notes is not tendered or not accepted for purchase, certificates for the principal amount of Notes not tendered or not accepted for purchase will be sent (or, if tendered by book-entry transfer, returned by credit to the account at DTC designated in the Letter of Transmittal) to the Holder, unless otherwise provided in the Letter of Transmittal, promptly after the Notes are accepted for purchase.

Signature Guarantees.  No signature guarantee is required if the Notes tendered are tendered and delivered (a) by a registered holder of Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Notes) who has not completed any of the boxes entitled “Special Delivery

Instructions” on the Letter of Transmittal, or (b) for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority (“FINRA”) or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an “Eligible Institution”). If the Notes are registered in the name of a person other than the signer of the Letter of Transmittal or if Notes not accepted for payment or not tendered are to be returned to a person other than the registered holder, then the signature on the Letter of Transmittal accompanying the tendered Notes must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program (a “Medallion Signature Guarantor”). Beneficial owners whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Notes with respect to Notes so registered. See Instruction 1 of the Letter of Transmittal.

Book-Entry Transfer.  The Depositary will establish and maintain an account with respect to the Notes at DTC promptly after the date of this Offer to Purchase (to the extent such arrangements have not been made previously by the Depositary), and any financial institution that is a participant in the DTC system and whose name appears on a security position listing as the owner of the Notes may make book-entry delivery of Notes by causing the DTC to transfer such Notes into the Depositary’s account in accordance with the DTC’s procedures for such transfer. The confirmation of a book-entry transfer of Notes into the Depositary’s account at the DTC as described above is referred to herein as a “Book-Entry Confirmation.” Delivery of documents to the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility procedures does not constitute delivery to the Depositary.

No Guaranteed Deliveries.  Notes may not be tendered by notice of guaranteed delivery. Pursuant to the procedures described above under “Proper Tender of Notes,” in order for notes to be validly tendered pursuant to the Offer, the certificates evidencing such Notes (or confirmation of receipt of such Notes pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), including any required signature guarantees, or an “Agent’s Message” (as defined below), and any other documents required by the Letter of Transmittal, must be received before 5:00 p.m., New York City time, on Monday, October 19, 2009, by the Depositary at its address set forth on the back cover of this Offer to Purchase.

Mutilated, Lost, Stolen or Destroyed Certificates.  If a Holder desires to tender Notes pursuant to the Offer, but the certificates representing such Notes have been mutilated, lost, stolen or destroyed, such Holder should contact the Information Agent at 800-248-7605 regarding the procedures for obtaining replacement certificates for such Notes.

Effect of the Letter of Transmittal.  Subject to and effective upon the acceptance for purchase of and payment for Notes tendered thereby, by executing and delivering a Letter of Transmittal (or, in the case of a book-entry transfer, by the transmission of an Agent’s Message), a tendering Holder of Notes (a) irrevocably sells, assigns and transfers to, or upon the order of, the Company all right, title and interest in and to all the Notes tendered thereby, waives any and all other rights with respect to such Notes (including without limitation, any existing or past defaults and their consequences in respect of the Notes and the Indenture under which the Notes were issued) and releases and discharges the Company from any and all claims such Holder may have now, or may have in the future, arising out of, or related to, such Notes, including without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to such Notes, to participate in any redemption or defeasance of the Notes or to be entitled to any of the benefits under the Indenture, and (b) irrevocably constitutes and appoints the Depositary the true and lawful agent and attorney-in-fact of such Holder (with full knowledge that the Depositary also acts as agent of the Company) with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (i) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to or upon the order of the Company, (ii) present such Notes for transfer on the security register for the Notes and (iii) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Depositary will have the rights to, or control over, funds from the Company, except as agent of the Company, for the Purchase

Price for any Notes tendered pursuant to the Offer that are purchased by the Company), all in accordance with the terms of the Offer.

Determination of Validity.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Notes pursuant to any of the procedures described above and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole discretion, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders of any Notes determined by it not to be in proper form or if the acceptance of or payment for such Notes may, based on the advice of the Company’s counsel, be unlawful. The Company also reserves the absolute right, in its sole discretion, to waive or amend any condition to the Offer that it is legally permitted to waive or amend and waive any defect or irregularity in any tender with respect to Notes of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. In the event that a condition is waived with respect to any particular Holder, the same condition will be waived with respect to all Holders. The Company’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

No tender will be deemed to have been validly made until all defects or irregularities in such tender have been cured or waived. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person is under any duty to give notification of any defects or irregularities in any tender of any Notes or notice of withdrawal or will incur any liability for failure to give any such notification.

Letters of Transmittal and Notes must be sent to the Depositary. Letters of Transmittal and Notes sent to the Company, the Dealer Manager, the Information Agent or the Book-Entry Transfer Facility will not be forwarded to the Depositary and will not be deemed validly tendered by the Holder thereof.

The method of delivery of Notes, the Letter of Transmittal and all other required documents to the Depositary is at the election and risk of the Holder tendering Notes. Delivery of such documents will be deemed made only when actually received by the Depositary. If such delivery is by mail, it is suggested that the Holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Depositary on or prior to the Expiration Date. No alternative, conditional or contingent tenders of Notes will be accepted.

7.	Withdrawal of Tenders.

A tender of Notes pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless already accepted for payment by the Company pursuant to the Offer, may be withdrawn at any time after Monday, November 16, 2009, but no consideration shall be payable in respect of Notes so withdrawn. Except as otherwise provided in this Offer to Purchase, tenders of Notes pursuant to the Offer are irrevocable.

After the Expiration Date, if, for any reason whatsoever, acceptance for payment of, or payment for, any Notes tendered pursuant to the Offer is delayed (whether before or after the Company’s acceptance for payment of Notes) or the Company is unable to accept for payment or pay for the Notes tendered pursuant to the Offer, the Company may (without prejudice to its rights set forth herein) instruct the Depositary to retain tendered Notes, and such Notes may not be withdrawn (subject to Exchange Act Rule 14e-1(c), which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer).

For a withdrawal of Notes tendered pursuant to the Offer to be effective, a written notice of withdrawal or revocation must be received by the Depositary on or prior to the Expiration Date at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must (a) specify the name of the person who tendered the Notes to be withdrawn, (b) contain a description of the Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Notes (unless such Notes were tendered by book-entry transfer) and the aggregate principal amount represented by such Notes, and (c) be signed by the Holder of such Notes in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees) or be accompanied by evidence sufficient to the Depositary that the Holder withdrawing the tender has succeeded to the beneficial ownership of the Notes. The signature on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Notes have been tendered for the account of an Eligible Institution. If the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon written notice of such withdrawal even if physical release is not effected.

Any permitted withdrawal of tendered Notes may not be rescinded, and any Notes properly withdrawn will thereafter be deemed not validly tendered; provided, however, that properly withdrawn Notes may be re-tendered, by again following one of the appropriate procedures described in Section 6, “Procedures for Tendering Notes,” at any time on or prior to the Expiration Date.

Any Notes that have been tendered pursuant to the Offer but that are not purchased will be returned to the Holder thereof at the Company’s expense promptly following the earlier to occur of the Expiration Date or the date on which the Offer is terminated without any Notes being purchased thereunder.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Company, in the Company’s sole discretion (whose determination shall be final and binding).

None of the Company, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notification.

8.	Acceptance of Notes for Payment; Accrual of Interest; Payment for Notes.

Acceptance of Notes for Payment.  Upon the terms and subject to the conditions of the Offer (including if such Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, on or prior to the Expiration Date, the Company will accept for payment, and thereby agree to purchase, all Notes validly tendered and not properly withdrawn pursuant to the Offer.

The Company will be deemed to have accepted for payment pursuant to the Offer and thereby have agreed to purchase, validly tendered Notes that are subject to the Offer, if, as and when the Company gives written notice to the Depositary of the Company’s acceptance of such Notes for purchase pursuant to the Offer. In all cases, payment for Notes purchased pursuant to the Offer will be made by deposit of the Purchase Price for the tendered Notes with the Depositary, which will act as agent for tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders.

The Company expressly reserves the right, in its sole discretion and subject to Exchange Act Rule 14e-1(c), to delay acceptance for payment of, or payment for, Notes in order to comply with any applicable law. See Section 10, “Conditions of the Offer.” In all cases, payment by the Depositary to Holders of Notes accepted for purchase pursuant to an Offer will be made only after timely receipt by the Depositary of (a) certificates representing such Notes or timely confirmation of a book-entry transfer of such Notes into the Depositary’s account at DTC pursuant to the procedures set forth under Section 6, “Procedures for Tendering Notes,” (b) a properly completed and duly executed Letter of Transmittal (or a properly completed and duly executed facsimile thereof) or a properly transmitted Agent’s Message, and (c) any other documents required by the Letter of Transmittal.

If the Offer is terminated or withdrawn, or the Notes subject to the Offer are not accepted for payment, no consideration will be paid or payable to Holders of those Notes. If any tendered Notes are not purchased pursuant to the Offer for any reason, the Notes not purchased will be returned at the Company’s expense, to the tendering Holder (or, in the case of Notes tendered by book-entry transfer, those Notes will be credited to the account maintained at DTC from which those Notes were delivered), unless otherwise requested by such Holder under “Special Delivery Instructions” in the Letter of Transmittal, promptly following the Expiration Date or termination of the Offer.

Tendering Holders who hold Notes registered in their own names and who tender their Notes directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Notes by the Company pursuant to the Offer. Holders who tender their Notes through their broker, dealer commercial bank, trust company or other nominee may be required to pay a fee or service charge. If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee we urge you to consult such nominee to determine whether any transaction costs are applicable. The Company will pay all fees and expenses of the Dealer Manager, the Depositary and the Information Agent in connection with the Offer.

Accrual of Interest.  Holders who tender Notes and whose Notes are accepted for payment pursuant to the Offer, will receive a cash payment of accrued but unpaid interest on such Notes up to, but not including, the date of purchase.

Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of purchased Notes or otherwise.

Payment for Notes.  Payment for Notes accepted for purchase in the Offer will be made by the Company by depositing such payment, in federal or other immediately available funds, with DTC in the case of Notes tendered by book-entry transfer, or with the Depositary in the case of Notes tendered in the form of physical certificates. DTC or the Depositary, as applicable, will act as agent for the tendering Holders for the purpose of receiving the Purchase Price and transmitting the same to such Holders.

9.	Source and Amount of Funds.

The maximum amount of funds required by the Company to purchase the Notes pursuant to the Offer is estimated to be approximately $575,000,000 plus approximately $215,625 in accrued interest. The Company expects to obtain the funds necessary to complete the Offer from the receipt by the Company of the proceeds from debt financing transactions made on or about the time of the Offer. See Section 1, “Purpose of the Offer; Certain Information About the Company.”

10. Conditions of the Offer.

The Offer is not conditioned on any minimum principal amount of Notes being tendered in the Offer. Notwithstanding any other provisions of the Offer and in addition to (and not in limitation of) the Company’s rights to extend and/or amend the Offer, the Company shall not be required to accept for purchase or pay for Notes validly tendered pursuant to the Offer and may amend or extend the Offer or delay or refrain from accepting for purchase, or paying for, any such Notes, in each event, subject to Exchange Act Rule 14e-1(c), and may terminate the Offer if, in the reasonable judgment of the Company, any of the following events have occurred:

•	the financing transactions made on or about the time of the Offer from which the Company expects to obtain the funds necessary to complete the Offer fail to close prior to the Expiration Date of the Offer;

•	there has been threatened, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

•	challenges or seeks to make illegal, delay or otherwise, directly or indirectly, to restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the Notes pursuant to the Offer or otherwise relates in any manner to the Offer; or

•	in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or could otherwise materially impair our ability to repurchase some or all of the Notes pursuant to the Offer;

•	there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, could directly or indirectly:

•	make the acceptance for payment of, or payment for, some or all of the Notes illegal or otherwise restrict or prohibit consummation of the Offer;

•	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Notes to be purchased pursuant to the Offer; or

•	materially and adversely affect our or our subsidiaries’ or our affiliates’ business, condition (financial or otherwise), income, operations or prospects;

•	there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market for more than 24 hours;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	a decrease of more than 10% in the market price for our Common Stock or in the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies measured from the close of trading on September 17, 2009, the last trading day prior to commencement of the Offer shall have occurred;

•	the commencement of a war, armed hostilities or other international or national calamity on or after September 18, 2009, including, but not limited to an act of terrorism;

•	any material escalation of any war or armed hostilities which had commenced prior to September 18, 2009;

•	any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the Notes or in the Company’s Common Stock; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•	a tender or exchange offer for any or all of our shares of Common Stock, or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed; or

•	we learn that:

•	any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Common Stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before September 17, 2009); or

•	any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before September 17, 2009, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 1% or more of our outstanding Common Stock;

•	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares of Common Stock, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•	any change or changes have occurred or are threatened in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Offer to us; or

•	any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion.

To the extent that we waive a condition with respect to one tender of Notes, we will waive the condition for all tenders. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the expiration date of the Offer. Any determination by us concerning the events described above will be final and binding on all parties. All conditions will be satisfied or waived on or prior to the expiration of the Offer.

11.	Certain U.S. Federal Income Tax Considerations.

The following is a general summary of certain material U.S. federal income tax consequences to Holders of Notes upon the tender of Notes to the Company pursuant to the Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). This summary is not a complete description of all the tax consequences of a tender pursuant to the Offer and, in particular, may not address U.S. federal income tax considerations applicable to Holders of Notes subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities or currencies, traders that mark to market, Holders who hold their Notes as part of a hedge, straddle or conversion transaction, insurance companies, tax-exempt entities, controlled foreign corporations, or Holders who do not hold the Notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment)). This summary also does not address tax consequences to Holders as a result of the use of a “functional currency” that is not the U.S. dollar. In addition, this summary does not discuss any aspect of state, local or foreign tax law that may be applicable to any Holder of Notes, or any U.S. federal tax considerations other than U.S. federal income tax considerations.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Notes, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A person that is a partner in a partnership holding the Notes should consult its own tax advisor regarding the tax consequences of the Offer.

As used herein, a “U.S. Holder” is a beneficial owner of Notes that is (a) an individual who is a citizen or resident of the United States for federal income tax purposes, (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or a political subdivision thereof, (c) an estate the income of which (other than income that is effectively connected with a U.S. trade or business) is subject to U.S. federal income taxation regardless of source, or (d) a trust (i) if a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons, as defined under section 7701(a)(30) of the Code, have authority to control all the trust’s substantial decisions or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Holder” means a beneficial owner of a Note that is an individual, corporation, trust or estate that is not a U.S. Holder.

Treatment of U.S. Holders

Sale of the Notes.  The receipt of cash for Notes pursuant to the Offer will generally be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who receives cash for Notes pursuant to the Offer will recognize gain or loss, if any, for U.S. federal income tax purposes equal to the difference between the (1) the amount of cash received for the Note (other than the cash attributable to accrued interest, which will be treated as a payment of interest for U.S. federal income tax purposes to the extent not previously included in income and (2) such Holder’s adjusted tax basis in such Notes. A U.S. Holder’s adjusted tax basis for a Note is generally the price such Holder paid for the Note, increased by any market discount previously included in such Holder’s income and reduced (but not below zero) by any amortized bond premium. Except as provided below under the caption “Market Discount”, any gain or loss recognized on a tender of a Note will generally give rise to capital gain or loss if the Note is held as a capital asset and will be long-term capital gain or loss if the U.S. Holder’s holding period in the Note for U.S. federal income tax purposes is more than one year. The deductibility of capital losses is subject to limitations.

Market Discount.  A U.S. Holder who has acquired a Note with market discount will generally be required to treat all or a portion of the gain, if any, on a tender of the Note as ordinary income to the extent of the market discount accrued to the date of the disposition, less any accrued market discount income previously reported as ordinary income. A Note generally will be considered to be acquired with market discount if the initial tax basis of the Note in the hands of the U.S. Holder was less than the Note’s stated redemption price at maturity at the time of the acquisition of the Note by the Holder by more than a specified de minimis amount. Market discount accrues on a ratable basis, unless the U.S. Holder has elected to accrue the market discount using a constant-yield method.

Interest.  Amounts received by a U.S. Holder in respect of interest on the Notes will generally be taxable as ordinary income, to the extent such interest was not previously included in income.

Information Reporting and Backup Withholding.  Information reporting requirements will generally apply to Notes tendered in the Offer. U.S. federal income tax law requires that each tendering Holder provide the Depositary with such Holder’s correct taxpayer identification number (“TIN”), which in the case of an individual is his or her social security number or individual taxpayer identification number, and certain other information, or otherwise establish a basis for exemption from backup withholding. If the Depositary is not provided with the correct TIN or an adequate basis for exemption, each non-exempt tendering Holder may be subject to a backup withholding tax imposed on such Holder’s gross proceeds from the Offer. To prevent backup withholding, each tendering Holder that is a U.S. Holder must complete the Substitute Form W-9 that will be provided with each Letter of Transmittal, and either (a) provide his/her/its correct TIN and certain other information under penalties of perjury or (b) provide an adequate basis for exemption. Backup withholding tax is not an additional U.S. federal income tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding tax will be offset by the amount of tax withheld. If backup withholding tax results in an overpayment of U.S. federal income taxes, a refund or credit may be obtained from the Internal Revenue Service, provided the required information is furnished.

Treatment of Non-U.S. Holders

Sale of the Notes.  A Non-U.S. Holder who receives cash in exchange for the Notes pursuant to the Offer will realize capital gain or loss in an amount equal to the difference between (i) the amount of cash received (other than amounts attributable to accrued but unpaid interest, if any) and (ii) the Non-U.S. Holder’s adjusted tax basis in the Notes. Subject to the discussion below regarding the backup withholding requirements of the Code, any gain realized by a Non-U.S. Holder on the exchange generally will not be subject to U.S. federal income tax, unless:

•	in the case of gain realized by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other requirements are met;

•	the gain with respect to the Notes is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment of the Non-U.S. Holder or a fixed base (in the case of an individual)); or

•	the company is or has been a U.S. real property holding corporation during the applicable statutory period and certain other requirements are met. The Company believes that it is not, and has not been, a U.S. real property holding corporation and therefore this exception is not applicable.

If the first exception applies, the Non-U.S. Holder generally will be subject to tax at a rate of 30% on the amount by which its United States-source capital gains exceed its United States-source capital losses. If the second exception applies, the Non-U.S. Holder will generally be required to pay United States federal income tax on the net gain derived from the sale in the same manner as U.S. Holders, as described above. In addition, corporate holders may be subject to a 30% branch profits tax on effectively connected gain. If a Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, any such gain will be subject to United States federal income tax in the manner specified by the treaty.

Interest.  To the extent a Non-U.S. Holder receives amounts attributable to accrued interest, such payments of interest on the Notes to a Non-U.S. Holder will not be subject to U.S. federal income tax or 30% withholding tax, provided that (1) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (2) the Non-U.S. Holder is not a controlled foreign corporation that is related to us through stock ownership, (3) the Non-U.S. Holder is not a bank that received the Notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, (4) the interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, if an income tax treaty applies, the interest is not attributable to a U.S. permanent establishment of the Non-U.S. Holder or a fixed base (in case of an individual)), and (5) either we have or our paying agent has received or receives appropriate documentation from the Non-U.S. Holder (e.g., IRS Form W-8BEN or W-8IMY) establishing that the Non-U.S. Holder is not a U.S. person. A Non-U.S. Holder that does not qualify for exemption from U.S. federal income tax under the preceding sentence generally will be subject to withholding of U.S. federal income tax at a 30% rate (or lower applicable treaty rate, provided that a properly executed IRS Form W-8BEN is furnished to the withholding agent) on payments of interest, unless the interest is effectively connected with the conduct of a trade or business within the United States. If interest received with respect to the Notes is effectively connected with a Non-U.S. Holder’s conduct of a United States trade or business, the Non-U.S. Holder generally will be subject to United States federal income tax on the interest on a net-income basis in the same manner as if it were a U.S. Holder, unless an applicable treaty provides otherwise. If interest income received with respect to the Notes is taxable on a net-income basis, the 30% withholding tax described above will not apply (assuming an appropriate certification on Form W-8ECI or a suitable substitute form is provided). A foreign corporation that is a holder of a Note also may be subject to a 30% branch profits tax on its effectively connected interest, unless it qualifies for a lower rate under an applicable income tax treaty.

Information Reporting and Backup Withholding.  The payment of the gross proceeds from the sale of a Note pursuant to the exercise of the Offer (including the portion attributable to accrued interest) may be subject to information reporting and possibly backup withholding unless the Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely provided to the Internal Revenue Service. When required, we will provide information statements reporting the payment of consideration to tendering Non-U.S. Holders, to the IRS and to tax authorities in the Non-U.S. Holder’s country of residence.

THE FOREGOING DISCUSSION IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OR ANY OTHER CONSIDERATIONS OF THE SALE OF NOTES PURSUANT TO THE OFFER. THUS, HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

12.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Notes.

The following is a list of the directors and executive officers of the Company:

Name	Position

Richard S. Braddock	Director
Timothy M. Donahue	Director
Michael J. Hawley	Director
William H. Hernandez	Director
Douglas R. Lebda	Director
Debra L. Lee	Director
Delano E. Lewis	Director
William G. Parrett	Director
Joel Seligman	Director
Dennis F. Strigl	Director
Laura D’Andrea Tyson	Director
Antonio M. Perez	Chairman and Chief Executive Officer
Frank S. Slarsky	Chief Financial Officer, Executive Vice President
Phillip J. Faraci	President, Chief Operating Officer
Brad W. Kruchten	Senior Vice President
Joyce P. Haag	General Counsel and Senior Vice President
Terry R. Taber	Chief Technical Officer and Vice President
Robert L. Berman	Senior Vice President
Eric H. Samuels	Chief Accounting Officer and Corporate Controller

The business address for each of the Company’s directors and executive officers is 343 State Street, Rochester, New York, 14650 and the business telephone number for each is (585) 724-4000. To the knowledge of the Company:

•	neither the Company, nor any of our executive officers, directors, subsidiaries or other affiliates, has any beneficial interest in the Notes;

•	none of the officers or directors of the subsidiaries of the Company has any beneficial interest in the Notes;

•	the Company will not purchase any Notes from such persons; and

•	during the 60 days preceding the date of this Offer to Purchase, none of such officers, directors or affiliates have engaged in any transactions in the Notes.

In connection with his or her services to the Company and its affiliates, each of our directors and executive officers is a party to ordinary course stock option, stock unit and/or restricted stock plans or other arrangements involving the Common Stock of the Company. Except as described herein, none of the Company or, to the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Offer or with respect to any of the Company’s securities, including any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

13.	Market and Trading Information.

The Notes are not listed on any national or regional securities exchange or quoted on any automated quotation system. To the extent that the Notes are traded, prices of the Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. Holders are urged to obtain current information with respect to the market prices for the Notes.

The Common Stock into which the Notes are convertible is listed on the New York Stock Exchange (the “NYSE”), under the symbol “EK.” The following table sets forth, for the fiscal quarters indicated, the high and low intraday sale prices of the Company’s Common Stock as reported on the NYSE.

	High	Low

2007
First Quarter	$27.08	$22.41
Second Quarter	$30.20	$22.54
Third Quarter	$29.29	$24.71
Fourth Quarter	$29.60	$21.42

2008
First Quarter	$22.03	$16.31
Second Quarter	$19.60	$12.20
Third Quarter	$17.71	$12.80
Fourth Quarter	$15.68	$5.83

2009
First Quarter	$7.66	$2.01
Second Quarter	$4.57	$2.44
Third Quarter (through September 17, 2009)	$6.82	$2.67

On April 30, 2009, the Company announced that its Board of Directors decided to suspend future cash dividends on its common stock effective immediately. The Company’s previous dividend policy was to pay semi-annual dividends, when declared, on the Company’s 10th business day each July and December to shareholders of record on the close of the first business day of the preceding month.

On May 14, 2008 and October 14, 2008, the Board of Directors declared semi-annual cash dividends of $.25 per share payable to shareholders of record at the close of business on June 1, 2008, and November 3, 2008. These dividends were paid on July 16, and December 12, 2008. Total dividends paid for the year ended December 31, 2008 were approximately $139,000,000.

On May 9, and October 16, 2007, the Board of Directors declared semi-annual cash dividends of $.25 per share payable to shareholders of record at the close of business on June 1, and November 1, 2007. These dividends were paid on July 16 and December 14, 2007. Total dividends paid for the year ended December 31, 2007 were approximately $144,000,000.

On June 24, 2008, the Company announced that its Board of Directors authorized a share repurchase program allowing the Company, at management’s determination, to purchase up to $1.0 billion of the Common Stock. The program will expire at the earlier of December 31, 2009 or when the Company has used all authorized funds for the repurchase program. The share repurchase program does not obligate the Company to repurchase any dollar amount or number of shares of the Common Stock, and the program may be extended, modified, suspended, or discontinued at any time. As of June 30, 2009, the Company has repurchased approximately 20,046,396 shares under the program with an aggregate purchase price of approximately $300,913,259, representing an average price paid per share of $15.01.

On September 17, 2009, the last reported sales price of the Common Stock on the NYSE was $5.93 per share. As of June 30, 2009, there were approximately 268,179,308 shares of Common Stock outstanding.

14.	The Dealer Manager, Depositary and Information Agent.

Dealer Manager.  The Company has retained Morgan Stanley as Dealer Manager in connection with the Offer. In its capacity as Dealer Manager, Morgan Stanley may contact Holders regarding the Offer and request brokers, dealers and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Notes.

The Company has agreed to pay the Dealer Manager a fee for its services as a Dealer Manager in connection with the Offer. In addition, the Company will reimburse the Dealer Manager for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel. The Company has agreed to indemnify Morgan Stanley against certain liabilities under federal or state law or otherwise caused by, relating to or arising out of the Offer or its engagement as Dealer Manager.

From time to time, the Dealer Manager may trade securities of the Company for its own account or for the accounts of its customers and, accordingly, may hold long or short positions in the Notes at any time.

The Depositary and the Information Agent.  The Company has retained The Bank of New York Mellon to act as the Depositary and Georgeson to act as the Information Agent in connection with the Offer. All deliveries, correspondence and questions sent or presented to the Depositary or the Information Agent relating to the Offer should be directed to the addresses or telephone numbers set forth on the back cover of this Offer to Purchase.

The Company will pay the Depositary and the Information Agent reasonable and customary compensation for their services in connection with the Offer, plus reimbursement for out-of-pocket expenses. The Company will indemnify the Depositary and the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

Requests for information or additional copies of this Offer to Purchase and the Letter of Transmittal should be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers on the back cover of this Offer to Purchase.

15.	Solicitation.

Directors, officers and employees of either the Company or its affiliates, the Information Agent and the Dealer Manager may contact Holders by hand, mail, telephone or facsimile regarding the Offer and may request brokers, dealers and other nominees to forward the Offer to Purchase and related materials to beneficial owners of the Notes. Such directors, officers and employees will not be specifically compensated for providing such services.

16.	Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Notes as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition of Notes as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of Notes tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase Notes if any of the conditions in Section 10 have not been satisfied or waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Notes tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any Notes tendered. See Section 10, “Conditions of the Offer.”

17.	Fees and Expenses.

Tendering Holders who hold Notes registered in their own names and who tender their Notes directly to the Depositary will not be obligated to pay brokerage fees or commissions, the fees and expenses of the Dealer Manager, the Information Agent or the Depositary or, subject to Instruction 7 of the Letter of Transmittal, transfer taxes on the purchases of Notes by the Company pursuant to the Offer. If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult such nominee to determine whether any transaction costs are applicable. The Company will pay all fees and expenses of the Dealer Manager, the Depositary and the Information Agent in connection with the Offer.

The Company will also reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding materials to their customers. The Company will not, however, pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Information Agent and the Depositary) in connection with the solicitation of tenders of Notes pursuant to the Offer.

18.	Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Notes pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the Holders of Notes residing in that jurisdiction.

Pursuant to Exchange Act Rule 13e-4, we have filed the Schedule TO with the SEC, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth under “Incorporation of Documents by Reference” in this Offer to Purchase.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR NOTES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

EASTMAN KODAK COMPANY

September 18, 2009

The Letter of Transmittal and certificates representing Notes, and any other required documents should be sent or delivered by each Holder or such Holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below. To confirm delivery of the Notes, Holders are directed to contact the Depositary. Holders submitting certificates representing Notes to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by hand, mail or overnight courier. Facsimile copies of certificates representing Notes will not be accepted.

The Depositary for the Offer is:

The Bank of New York Mellon

By Mail, Overnight Courier or Hand Delivery:	By Facsimile Transmission:
The Bank of New York Mellon Corporation Attn: William Buckley Corporate Trust Operations Reorganization Unit 101 Barclay Street — 7 East New York, NY 10286	(212) 298-1915 Confirm Receipt by Calling: (212) 815-5788

Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of the Offer to Purchase, this Letter of Transmittal or related documents may be directed to the Information Agent at its telephone numbers or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

199 Water Street, 26th Floor
New York, NY 10038
Banks and Brokers Call: 212-440-9800
All Others Call Toll-Free: 800-248-7605

The Dealer Manager for the Offer is:

1585 Broadway
New York, NY 10036
Banks and Brokers Call: 212-761-5384 (collect)
All Others Call Toll-Free: 800-624-1808 (toll free)